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                                 Exhibit 2.1

NRG Generating (U.S.) Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)

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
                                              (Unaudited)

                             Three Months Ended            Year Ended
                         December 31,   December 31,   December 31,   December 31,
                             1996           1995           1996           1995
Total Revenues            $ 20,207       $ 24,078       $ 39,916       $ 50,901

Total Cost of Sales         11,167         18,177         21,987         34,249

Gross Profit                 9,040          5,901         17,929         16,652

Income From Operations       4,982          3,981         11,590         12,341

Income (Loss) Before
  Extraordinary Item         1,617         (3,646)         4,780         (1,075)

Extraordinary Item, Net
  of Income Taxes                0              0          1,643              0

Net Income (Loss)         $  1,617       $ (3,646)      $  6,423       $ (1,075)

Net Income (Loss) Per
  Share                   $   0.25       $  (0.98)      $   1.00       $  (0.29)

Weighted Average Shares
  Outstanding                6,422          3,712          6,422          3,712

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